REGISTRATION NO.333-32564

             SECURITIES AND EXCHANGE COMMISSION
  SECURITIES AND EXCHANGE COMMISSIONWashington, D.C. 20549

                 Amendment #5 to Form SB - 2
          Amended Form SB - 2REGISTRATION STATEMENT
                            Under
                 THE SECURITIES ACT OF 1933

                      XUNANTUNICH INC.
   (Exact name of registrant as specified in its charter)

Nevada                              0273                         76-0602960
(State or other jurisdiction of   (Primary Standard Industrial (IRS Employer
  incorporation or organization)   Classification Code Number) Identification
                                                                    No.)

     3E - 2775 Fir Street, Vancouver, BC V6K 1P1 CANADA

                       (250) 537-5732
     (Address, including zip code, and telephone number,
                    including area code,
        of registrant's principal executive offices)

Agent for Service:                   With a Copy to:
David Young                          Christopher J. Moran, Jr.
XUNANTUNICH INC. Inc.                Attorney at Law
3E - 2775 Fir Street                 4625 Clary Lake Drive
Vancouver, BC V2X 4B4 Canada         Roswell, Georgia 30075
(604) 734 3546                       (770) 518-9542 (770) 518-9640 Fax


(Name, address, including zip code, and telephone number, including area code, of agent for service)

          Approximate date of commencement of proposed sale to the public:
          Approximate date of commencement of proposed sale to the public:As soon as practicable after the effective date of this registration statement.
As soon as practicable after the effective date of this Registration Statement.
          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration
Statement number of the earlier effective Registration
Statement for the same offering.  [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration
Statement number of the earlier effective Registration
Statement for the same offering.  [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



     CALCULATION OF REGISTRATION FEE

                          Proposed     Proposed
             Amount       Maximum      Maximum       Amount of
Title of     to be        Offering     Aggregate     Registration
each Class   Registered   Price        Offering      Fee
of                        per unit     price
Securities
to be
registered


common       1,510,000    $ .20 per    $302,000.00   $ 84.56
stock        shares       share

No exchange or over-the-counter market exists for XUNANTUNICH INC. common stock. The average price paid for XUNANTUNICH INC. common stock was $.0004 per share.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such section 8(a), may determine.



SUBJECT TO COMPLETION

                         Prospectus
                                      , 2000


                      XUNANTUNICH INC.


              1,510,000 shares of common stock
    to be sold by the registrant as issuer and by current
                        shareholders

This is the initial public offering of common stock of Xunantunich Inc. and no public market currently exists for these shares. Xunantunich Inc. is offering for sale up to one million shares of its common stock on a "self-underwritten" best efforts basis at a price of $0.20 per share for a period of one hundred and eighty days from the date of this prospectus.

____________________________________________________________

Price to Public         Underwriting Commissions  Proceeds to Xunantunich Inc.
Per Share:        $0.20 per share      $0             $0.20 per share
Total Offering:   $0.20 per share      $0             $1,000,000
    _________________________________________________________

The price for the common shares offered was set arbitrarily by us and does not relate to earnings, book value or any other established method of valuation; there are no provisions for the return of funds if only a small number of shares are sold and no minimum subscription amount has been set and no commissions will be paid for the sale of the 1,000,000 shares offered by Xunantunich Inc.

Concurrently with this offering, selling shareholders are selling 510,000 shares at $.20 per share.

This investment involves a high degree of risk.  See "Risk
Factors" beginning on page 5.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. The SEC has not made any recommendations that you buy or not buy the shares. Any representation to the contrary is a criminal offense.
We will amend and complete the information in this prospectus. Although we are permitted by US federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                      TABLE OF CONTENTS

                      XUNANTUNICH INC.

Summary Information and Risk Factors..................................1
       -    We have had losses since inception and expect such
          losses to continue for the foreseeable future...............5
       -    We do not have substantial assets and are totally
          dependent on the proceeds of this offering .................6
           - We do not have any additional sources of funding for our proposed operations and we may be unable to find any if needed......................................................6
       -    We are dependent on our directors who will not devote
          their full Time and attention to our affairs and this could result in delays or business failure...........................6
       -    Dependence on officers and directors who have no
          experience in The marketing and brokering of vitamins could result in delays or Business failure...........................6
       -    We are totally dependent on one supplier and one
          website and any difficulties with these could seriously
          affect our chances of success. .............................6
           -    We are totally dependant on one  manufacturer.........7
           -    Risks related to the securities  market.............. 7

Use of Proceeds...................................................... 7
Determination of Offering Price.......................................7
Dilution..............................................................8
Selling Security Holders..............................................8
Plan of Distribution..................................................9
Legal Proceedings....................................................10
Directors, Executive Officers, Promoters and Control Persons.........10
Security Ownership of Certain Beneficial Owners and  Management......11
Description of Securities............................................12
Disclosure of the Commission Position on the Indemnification
for Securities Act Liabilities.......................................14
Organization Within Last Five Years................................. 14
Description of Business..............................................14
Management's Discussion and Analysis or Plan of  Operation...........24
Description of Property..............................................25
Certain Relationships and Related Transactions.....................  25
Market for Common Equity and Related Shareholder Matters.............26
Executive Compensation...............................................26
Financial Statements................................................ 27
Changes In and Disagreements With Accountants on
Accounting and Financial Disclosure..................................40






Prospectus Summary.

Xunantunich Inc. is a corporation formed under the laws of the State of Nevada on April 2, 1999 whose principal executive offices are located in Vancouver, British
Columbia, Canada.

The primary objective of the business is designed to market high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers via the Internet for sale to their clients. Our license covers the distribution rights for the Province of Alberta, Canada. Xunantunich Inc. is in the development stage and has had no revenues.

Name, Address, and Telephone Number of Registrant

   Xunantunich Inc.
      Fir Street, Suite 3E
   Vancouver, BC V2X 4B4, CANADA
   (604) 467-7982


The Offering

  -    Price per share offered                            $0.20
  -    common stock offered by the company              1000000 shares
  -    common stock offered by selling shareholders     510,000 shares
  -    common stock to be outstanding after the
       offering                                         6000000 shares
      (assuming all shares are sold)
  - use of proceeds - to fund marketing and setting up of dealers to handle line of vitamins and mineral supplements.

Risk Factors


We have had losses since inception and expect such losses to continue for the foreseeable future.

Xunantunich Inc. has never had any revenues. Costs are incurred to set up the business plan and to get into business. While the licensor, Vitamineralherb.com has set up the master web page and organized the processing of purchases, we must provide our own accounting systems and sales planning including finding and hiring good, reliable sales people. These efforts will use our cash reserves. We will not have any substantial cash reserves until this Offering is complete. If this Offering is not completed, we will not be able to get into business. This could have a serious affect on the price of our stock.

Once we get into business and sales begin, we still expect to lose money for a considerable period. We will record losses until our profits from sales exceed our expenses. If we do not accomplish this, any and all funds that we have in reserve will be used up. You should consider these facts carefully before you invest.

We do not have substantial assets and are totally dependent upon the Proceeds of this Offering.

Xunantunich Inc. has had funding of only $100 as of November 30, 2000. We do not have sufficient capital to properly get
into business,   Our success, if any, of establishing our
business, creation of sales and follow-up service depends upon raising $200,000 of new capital through this offering. Management estimates that our minimum expenses for the first twelve months of operation will be $96,250. That figure represents approximately 50% of the total proceeds from this offering. Our inability to raise the entire proceeds of this offering could result in a loss of your entire investment.


We do not have any additional sources of funding for our proposed operations and we may be unable to find any if needed.


You should be aware of one fact: if this offering is unsuccessful we will be unable to implement our business plan unless and until a new source of acceptable financing is found. Such an alternative source of funding may never be found.

No other source of capital has been approached and we do not have any other sources readily available. If other sources are available we have no idea whether capital can be obtained on terms and conditions that are acceptable. Further, any such financing may be upon terms that result in dilution or considerable lessening of value of the shares currently held by our shareholders.


Should this offering be unsuccessful we would be faced with several options:
       -    cease operations and go out of business completely;
       - begin looking for additional capital on terms that are acceptable;
       - bring in additional capital that involves a change of control; or
       - seek an acquisition candidate that seeks access to the public marketplace and sources of financing, complete a merge or reverse takeover and probably enter into a completely different line of business.

In the event of any of the above you could lose all of substantially all of your entire investment.

We are Dependent on our Directors who will not Devote their Full Time and Attention to our Affairs and this could Result in Delays or Business Failure.

Our four officers and directors are all employed on a full time basis with other companies. Loss of any of their services may hamper our ability to implement our business plan, and could cause our stock to become worthless. We will be heavily dependent upon our four directors entrepreneurial skills and experience to implement our business plan. Their inability to devote full time and attention to the our affairs could result in delay(s) in getting into our proposed business.

We do not have an employment agreement with any of our and there is no assurance that they will continue to manage our affairs in the future. We could lose the services of any or all of our officers and directors, or they could decide to join a competitor or otherwise compete with us directly or indirectly. This would have a negative affect on our proposed business and could cause the price of the stock to be worthless. The services of our officers and directors would be difficult to replace. Because investors will not be able to evaluate the merits of our business decisions, they should carefully and critically assess the background of each director.

Dependence on Officers and Directors who have No Experience in the Marketing and Brokering of Vitamins Could Result in Delays or Business Failure.

None of our directors or officers has any experience in marketing and brokering of vitamins. . We will likely need to rely on others who understand that business. Because of this lack of experience, we may overestimate the marketability of the products and may underestimate the costs and difficulties of selling or brokering the products. These difficulties could prevent us from ever becoming profitable..



We are totally dependent on one supplier and one website and any difficulties with these could seriously affect our chances of success.

Vitamineralherb.com, the licensor is both the supplier of all of our products and our customers, if any, access to those products. If for any reason the licensor has a problem, whether it be technical, financial or a default under their agreement with their supplier(s) it will have a direct affect on our sales and revenues, if any. Any permanent disruption of Vitamineralherb.com's ability to supply us with products or an ordering method via the Internet would put us out of business and at the very least cause a major reorganization to secure new products and a new website. The affect on the value of our common stock would be very negative. Some points of specific concern are:

       -      we have only one supplier;
       -      we have only one ordering facility: the
          Vitamineralherb.com website;
       -      Vita mineralherb.com has only one suppler; and
       - Vitamineralherb.com is dependent on many licensees getting into business and being successful.

We are totally dependant on one manufacturer.

Ives Formulation Company, Inc., a newly organized and wholly owned subsidiary of IvesHealth Company, Inc., is the sole proposed manufacturer of our proposed products. We are totally upon that company for the manufacture of our products and the failure or inability of Ives Formulation to continue to manufacture our products would leave us without product and cause us to cease operations. Ives Formulation had a net loss from operations of ($265,931) for the fiscal quarter ended September 30, 2000. Ives Health Company, Inc. has incurred losses from operations since it was founded.

Our management has no experience in negotiating contracts with vitamin manufacturers or producers. In the event Ives Formulation is unable or unwilling to supply our needs, it may be impossible for management to acquire vitamins on acceptable terms or at acceptable price and we may be unable to commence or continue our proposed operations..



Risks Related to the Securities Market

There is no liquidity for our common stock

       There is presently no demand for the common stock of our
company.  There is presently no    public market   in the
shares. While we intend to apply for a quotation on the Over the Counter Bulletin Board, we cannot guarantee that our application will be approved and our stock listed and quoted for sale.

Our common stock has no prior market and resale of your shares may be difficult.

There is no public market for our common stock and no assurance can be given that a market will develop or that any shareholder will be able to liquidate their investment without considerable delay, if at all.

The trading market price of our common stock may decline below the price at which it was sold . If a market should develop, the price may be highly volatile. In addition, an active public market for our common stock may not develop or be sustained. If selling stockholders sell all or substantial amounts of their common stock in the public market (see "Selling Stockholders"), the market price of our common stock could fall.


Use of Proceeds       Table 1 - Sale of 100% of   Table 2- Sale of 50% of
                       Issuer stock offered:      Issuer stock offered:




Gross Proceeds                      $200,000           $100,000
Less expenses of offering:
       Legal Fees                     30,000             30,000
       Accounting                     10,000             10,000
       Electronic filing and printing  5,000              5,000
Net Proceeds                         155,000             55,000
Use of net proceeds:
   Start up costs (office equipment,
   Telephone system, computers
   and software)                      60,000             40,000
   Recruiting and salaries            45,000             15,000
   Working Capital                    50,000                  0

Total Use of Proceeds                200,000            100,000



                       Table 3 - Sale of 25% of   Table 4 - Sale of 10% of
                       Issuer stock offered:      Issuer stock offered:


Gross Proceeds                      $50,000               $20,000
Less expenses of offering:
       Legal Fees                    30,000                30,000
       Accounting                    10,000                10,000
       Electronic filing and printing 5,000                 5,000
Net Proceeds                          5,000               (25,000)
Use of net proceeds:
       Start up costs (office equipment,
       Telephone system, computers
       and software)                  5,000                     0
       Recruiting and salaries            0                     0
       Working Capital                    0                     0

Total Use of Proceeds                50,000                20,000



As the four tables above indicate:

- We will not have sufficient funds to commence operations unless substantially all of the 1,000,000 common shares being offered by us are purchased. If we only sell
500,000 common shares, our start up costs will be reduced from $60,000 to $40,000 and recruiting and salaries will be reduced from $45,000 to $15,000. In addition, if we sell only 500,000 of our common shares we would have no working capital.

- In the event we only sell 250,000 of our common shares we would only be able to pay our attorneys, accountants, electronic filing and printing expenses. The $5,000 remaining for start up costs would be totally inadequate and we would not have any funds for hiring personnel.

- If we only sold 100,000 of our common shares, we would not have adequate funds to pay our attorneys, accountants, electronic filing and printing costs and would owe $25,000 to such individuals and entities. In addition, there would be absolutely no funds for start up costs, recruiting and salaries and working capital.


     We have estimated that we will have approximately $50,000 working capital if all of the 1,000,000 common shares being offered by us are sold. This money will be used for contingency and/or additional unanticipated expenses of getting the business started. This money may or may not be enough to run the business until sales revenues can take over. If it is not enough we will be forced to look for more funding. No arrangements have been made for this funding.


Determination of Offering Price

The offering price of this issue was set in a purely arbitrary manner. We determined the amount of money needed to start the business; added a contingency amount; allowed for printing, legal and accounting costs and possible commissions if a broker/dealer should become involved with the sale to the public of this issue. We also took into account the resultant number of shares in the "float", i.e. the number of shares available to be traded. The final consideration was the perceived market capitalization (the theoretical total worth of the shares of Xunantunich Inc. if they were all sold at a specific price at the same time).



Dilution

Xunantunich Inc., prior to this offering has 5,000,000 shares of stock issued and outstanding. 510,000 shares of this amount are being qualified for sale by present shareholders as part of this registration statement.

The following table illustrates the difference between prices paid by present shareholders and subscribers to this offering.


                            Percentage         Percentage            Percentage   Percentage
                            of Consideration   of Consideration      of Shares    of Shares
               Price Paid   50% Subscription   100% Subscription     Held - 50%   Held - Present

Shareholders   $   0.001      02.48              01.26                90.91        83.34

Subscribers    $   0.20       97.52              98.74                09.09        16.66


</TABLE

The following table will show the net tangible value of the shares before and after shares are subscribed in this offering.

                              Before     After 50%      After 100%
                              Offering   of Offering    of Offering

-    Net tangible book value     .0005        $.0010          $.033

-    Increase in net                NA        $.0005          $.033
     tangible book value

-    Dilution factor                NA        $.1995          $.167

The above table indicates that the net tangible book value of Xunantunich is 1/20 of one cent. If half of this offering is subscribed to, you would lose 19.95 cents value of the 20 cents you paid. If all of the offering were completed you would still lose 16.7 cents of the 20 cents you invested.


Selling security holders

The following are the shareholders for whose accounts the shares are being offered; the amount of securities owned by such shareholder prior to this offering; the amount to be offered for such shareholder's account; and the amount to be owned by such shareholder following completion of the offering:


                                   Number   No.
                           Number  of       of
               Position    of      Shares   Shares  Percent
Name           with        Shares  Offered  After   After
               Company     Owned            Sale    Sale



Rod Albers     None         1,000   1,000   -0-     -0-


Allison Flechl None        251,000 251,000  -0-     -0-


Kodi Flechl    None         1,000   1,000   -0-     -0-


Michael Flynn  None         1,000   1,000   -0-     -0-


James Fortin   None         1,000   1,000   -0-     -0-


Peter James    None         1,000   1,000   -0-     -0-


Sharon         None         1,000   1,000   -0-     -0-
Marcotte

Al Sanderson   None         1,000   1,000   -0-     -0-


Jeremy         None         1,000   1,000   -0-     -0-
Yasenuik

Adrienne       None         1,000   1,000   -0-     -0-
Yasenuik

David Young    None        250,000 250,000  -0-     -0-




Plan of Distribution

This is a self - underwritten offering. This prospectus is part of a registration statement that permits the officers and directors of Xunantunich Inc. to sell directly to the public, with no commission or other remuneration payable.
At the discretion of our Board of Directors, an underwriting contract may be entered into with one or more broker/dealers on a "best efforts" or firm-commitment basis. In this case, commissions and expenses within the guidelines of the NASD would be negotiated. We will be required to halt sales and file a post-effective amendment to this prospectus outlining the payment to the broker/dealer(s).

 Mark, Michael and Grant Cramer are all licensed to sell securities in the Province of British Columbia, Canada and as such will be ineligible to sell any of this offering under Rule 3a4-1 of the Securities Exchange Act of 1934.
These securities will be sold by Florence Cramer.

This prospectus is also part of a registration statement that enables selling shareholders to sell their shares on a continuous or delayed basis in the future. Xunantunich Inc.
has not committed to keep the registration statement effective for any set period of time past the 180 days mentioned above.

While the registration statement is effective, selling shareholders may sell their shares directly to the public, without the aid of a broker or dealer, or they may sell their shares through a broker or dealer. Any commission, fee or other compensation of a broker or dealer would depend on the brokers or dealers involved in the transaction.

No public market currently exists for shares of Xunantunich
Inc. common stock. Xunantunich Inc. intends to apply to have its shares traded on the Over-the-Counter Bulletin
Board.



Legal Proceedings.

We are not aware of any legal proceedings that have been or are currently being undertaken for or against Xunantunich
Inc. nor is any contemplated


Directors, executive officers, promoters and control persons.

The directors and executive officers currently serving
Xunantunich Inc. are as follows:

Name                     Age            Positions Held and Tenure

Mark Cramer              59             President and Director since
                                        November, 1999

Florence Cramer          59             Secretary/Treasurer and
                                        Director since November/99

Michael Cramer           34             Vice President and Director
                                        Since December, 1999

Grant Cramer             28             Director since December/99

The directors named above will serve until the first annual meeting of Xunantunich Inc. stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between the directors and officers of Xunantunich Inc. and any other person pursuant to which any director or officer was or is to be selected as a director or officer.


Biographical information

Mark Cramer. Mr. Cramer, Xunantunich Inc.'s President, has served as an officer and director since November, 1999.
Since 1988, Mr. Cramer has been actively involved as a Financial Consultant in the Province of British Columbia,
Canada.  He holds a Masters Degree from Simon Fraser
University, holds life and mutual funds licenses.  Mr.
Cramer is the principal shareholder in IDF Financial
Services, Inc., a securities dealer, through which he has obtained registration to sell securities in the Province of British Columbia, only. He has a Chartered Financial
Planning degree. He is President, Chairman and major shareholder in Comprehensive Financial Services, Inc., a full-service financial planning and consulting company. He is also President and Chairman of River Ranch Resort Corp., a full service facility catering to hunters, fishermen, snowmobilers and nature lovers.

In 1987, Mr. Cramer retired after a twenty-five year career as teacher, principal and Administrative Assistant to the Superintendent of Schools, District #57, British Columbia.

Florence Cramer.  Mrs. Cramer, Xunantunich Inc.'s
Secretary/Treasurer has served as an officer and director since November, 1999. She has a multi-year background as a Life Underwriter and Financial Planner. She formed
Comprehensive Financial Services in 1987 and currently serves as a director and Secretary/Treasurer of that Company. Mrs. Cramer holds a diploma in Office
Administration .

Michael Cramer.  Mr. Cramer, Xunantunich Inc.'s Vice
President has served as an officer and director since
December, 1999. Since 1985 he has been involved in the financial services field holding Life Insurance and Mutual
Fund licenses as well as being registered to sell securities in the Province of British Columbia through the family-owned company, IDF Financial Services, Inc. He also has earned a Professional Financial Planning designation and serves as director and Vice President of Comprehensive Financial
Services Inc.

Grant Cramer. Mr. Cramer has served as a director of Xunantunich Inc. since December, 1999. He is currently a director of Comprehensive Financial Services Inc. and IDF
Financial Services Inc. He has a substantial background in hiring and training Financial Planners and holds a Professional Financial Planning designation and is registered to sell securities in the Province of British
Columbia through the family-owned firm, IDF Financial
Services, Inc.


Security Ownership of Certain Beneficial Owners and
     Management

The following table sets forth, as of the date of this registration statement, the number of shares of common stock owned of record and beneficially by executive officers, directors and persons who hold 5.0% or more of the outstanding common stock of Xunantunich Inc.. Also included are the shares held by all executive officers and directors as a group.

                                   Number of      Percent of
                                   Shares Owned
 Name and Address                  Beneficially   Class Owned

Mark Cramer*
6822 Valleyview Drive
Prince George, BC V2K 4C6 Canada      1,915,000      38.30
Michael Cramer*
2408 Panorama Place
Prince George, BC V2K 4T9 Canada      1,350,000      27.00

Florence Cramer*
6822 Valleyview Drive
Prince George, BC V2K 4C6 Canada      1,000,000      20.00

Grant Cramer*
#202 - 8636 Laurel Street
Vancouver, BC V6P 3V6    Canada         225,000      04.50

All directors and executive
Officers as a group (4 persons)       4,490,000      89.80%

     *  All of the officers and directors of Xunantunich
Inc. are related.  Florence Cramer, Xunantunich Inc.'s
Secretary/Treasurer and a director is the wife of Mark
Cramer, Xunantunich Inc.'s President and  a director.  Both
Michael Cramer, Vice President and director and Grant
Cramer, director are the adult sons of Mark and Florence
Cramer.  All of the officers and directors of Xunantunich
Inc. have independent means and incomes and state categorically that they are not holding any shares beneficially for any other person.

The persons listed are the sole officers and directors of Xunantunich Inc.


Conflicts of Interest

The officers and directors will only devote a small portion of their time to the affairs of Xunantunich Inc., currently estimated to be no more than two to three hours per week..
There will be occasions when the time requirements of the business conflict with the demands of their other business and investment activities. We may need to employ additional personnel. If this happens, we cannot be sure that good people will be available and if they are available, we can get them at a price we can afford.

There is no procedure in place, which would allow any of the Cramers to resolve potential conflicts in an arms-length fashion. We must rely on them to use their discretion to resolve these conflicts.

Description of securities

Common stock.

The Articles of Incorporation of Xunantunich Inc. authorize the issuance of 100,000,000 shares of common stock. Each holder of record of common stock is entitled to 1 vote for each share held on all matters properly submitted to the stockholders for their vote. The Articles of Incorporation do not permit cumulative voting for the election of directors.

Holders of common stock are entitled to such dividends as
may be declared from time to time by the Board of Directors
out of legally available funds.   In the event of
liquidation, dissolution or winding up of  our affairs,
holders are entitled to receive, ratably, the net assets
available to stockholders after distribution is made to the
preferred shareholders, if any.

Holders of common stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of common stock are, and all unissued shares when issued will be duly authorized, validly issued, fully paid, and non assessable. If additional shares of Xunantunich Inc. common stock are issued, the relative interests of then existing stockholders may be diluted.

Preferred Stock

The Articles of Incorporation of Xunantunich Inc. authorize the issuance of 10,000,000 shares of preferred stock. The
Board of Directors is authorized to issue preferred shares from time to time in series and is further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as common stock. No preferred stock has been issued by Xunantunich Inc.


Transfer Agent

Xunantunich Inc. is currently serving as its own transfer agent, and plans to continue to serve in that capacity until such time as management believes it is necessary or appropriate to employ an independent transfer agent in order to facilitate the creation of a public trading market for its securities. Should Xunantunich Inc. securities be quoted on any exchange or OTC quotation system or application is made to have the securities quoted, an independent transfer agent will be appointed.


Indemnification of Officers and Directors

As permitted by Nevada law, Xunantunich Inc.'s Articles of
Incorporation provide that Xunantunich Inc. will indemnify its directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers, unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.


Exclusion of Liabilities

Pursuant to the laws of the State of Nevada, Xunantunich
Inc.'s Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 7-106-401 of the Nevada Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any director's liability under federal or applicable state securities laws.



Disclosure of Commission position on indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Xunantunich Inc. pursuant to provisions of the State of Nevada, Xunantunich Inc. has been informed that, in the opinion of the Securities and Exchange
Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Organization within the last five years

Xunantunich Inc. was incorporated in the State of Nevada on April 2, 1999 and is in the early stages of development.
From inception the only activities of Xunantunich Inc. have been the development of its business plan and the preparation for this registration statement. It has no revenues nor does it have any expectation of revenues until the completion of this offering and the commencement of business.

Description of business

On April 5, 1999 Xunantunich Inc. received from David R.
Mortenson & Associates of Alvin, Texas, the rights to distribute and produce, in the states of Arizona and Nevada, an oxygen enriched water product for fish farming, aquaculture, mariculture, poultry raising, and for treating animal waste from dairies, feedlots of all kinds, and for other similar uses. These production and distribution rights were received from Mortenson in exchange for 2,000,000 shares of common stock. Mortenson acquired these rights from the inventors of the product, N. W.
Technologies, Inc. under a distribution agreement. Several months later the contract granting David R. Mortenson &
Associates rights to the technology was withdrawn.
Mortenson sued N.W. Technologies Inc. in Harris County
Court, Houston Texas.

To compensate for the possibility that we could lose our principal asset and the obvious delay that this dispute and court action has caused, David R. Mortenson & Associates has agreed to suspend all financial requirements that are due or will be due in the future until the dispute with NW is resolved. They have also agreed to grant an alternative license to Xunantunich Inc. for the distribution of vitamin and herbal supplements for the Province of Alberta, Canada.
This license will enable us to create a business plan and start the process of getting into business.

The License.

Xunantunich Inc. has a three year license to market and sell vitamins, minerals, nutritional supplements, and other
health and fitness products to medical professionals,
alternative health professionals, martial arts studios and
instructors, sports and fitness trainers, other health and
fitness professionals, school and other fund raising
programs and other similar types of customers.   All of
these individuals and organizations will order their
products via the Internet for sale to their clients. The
license will be automatically renewed unless Xunantunich
Inc. or Vitamineralherb.com gives the other notice of its
intent not to renew.

Vitamineralherb.com Inc. is a Nevada corporation formed on April 2,1999. It is a privately held company that was formed specifically to act as a clearing facility that would distribute health and nutrition products through distributors in exclusive, defined territories. The
President of Vitamineralherb.com is David R. Mortenson.

Vitamineralherb.com entered into an agreement with International Formulation and Manufacturing Inc. of San
Diego, California to manufacture and distribute products produced by International Formulation. International
Formulation has since been acquired by Ives Formulation
Company, Inc., of San Diego and a new contract was entered into between Vitamineralherb.com and Ives Formulation on June 21, 2000.

Vitamineralherb.com Inc. will have no inventory and will drop ship all orders via the manufacturer(s).

 As a licensee of Vitamineralherb.com, Xunantunich Inc.
eliminates the need to develop products, store inventory, build and maintain a website, establish banking liaisons, and develop a fulfillment system, thereby enabling us to focus strictly on marketing and sales. Xunantunich Inc.
plans to target health and fitness professionals in Alberta who wish to offer health and fitness products to their customers.

Xunantunich Inc. (and its customers) will have access to all products offered on the Vitamineralherb.com website, as well as the ability to order custom-formulated and custom-labeled products. Vitamineralherb.com sets the price for products based on the manufacturer's price, plus a markup which provides a 10% commission to Vitamineralherb.com and a profit for Xunantunich Inc.

Three different labeling options are available to customers:

     - products may be ordered with the manufacturer's standard label with no customization.
     - the fitness or health professional may customize the labels by adding its name, address, and phone number to the standard label. In most cases, these labels would be a standardized label with product information and a place on the label for the wording "Distributed by." This gives these health and fitness professionals a competitive edge.
     - labels may be completely customized for the health or fitness professional.

When a fitness or health professional becomes a client, Xunantunich Inc.'s salesperson will show the client how to access the Vitamineralherb.com website. The client is assigned an identification number that identifies it by territory, salesperson, and business name, address, and other pertinent information. The health or fitness professional may then order the products it desires directly through the Vitamineralherb.com website, paying for the purchase with a credit card, electronic check ("e-check"), or debit card. All products will be shipped by the manufacturer directly to the professional or its clients.

Xunantunich Inc. is not obliged to purchase and maintain a large inventory, an order desk or shipping department. This method of doing business, which only a short time ago would be unthinkable is now a preferred way of shopping (whether wholesale or retail) for a large segment of the population of North America.

The website is maintained by Vitamineralherb.com and each licensee pays an annual website maintenance fee of $500. All financial transactions will be handled by Vitamineralherb.com's Internet clearing bank. The
Vitamineralherb.com webmaster will download e-mail orders several times a day, check with the clearing bank for payment and then submit the product order and electronic payment to Ives Formulation. Vitamineralherb.com then forwards the money due Xunantunich Inc. via electronic funds transfer.

VitaMineralHerb.com's software tracks all sales through the customer's identification number, and at month end, e-mails to Xunantunich Inc. a detailed report including sales commissions. Vitamineralherb.com has indicated that it will use e-commerce advertising such as banner ads on major servers and websites, as well as attempting to insure that all major search engines pick Vitamineralherb.com first. All sales originating from the website to customers located in Alberta will automatically be assigned to Xunantunich Inc.

The Territory.

The Province of Alberta, Canada reached a population of 3,000,000 this year and is considered to be one of the most prosperous jurisdictions in the country. The two major cities, Calgary and Edmonton, the provincial capital have populations of 950,000 and 850,000 respectively. The
Province of Alberta has had a balanced budget for several years and recently a law was passed that required the province to be debt free by the year 2005. They have also announced that provincial income taxes will be eliminated in the next several years.

The principal industries in Alberta are agriculture, producing grain, oil seeds and cattle; oil and gas; coal mining and tourism. Alberta produces a large majority of fossil fuels in Canada and are large exporters to the USA of oil and natural gas. High quality smelting coal is shipped to Japan and Korea. The province is the home of two famous national parks, Banff and Jasper.

Our research has indicated that there are nearly 6,000 health professionals, martial arts instructors, fitness centers and personal trainers in Alberta

 Background on the Manufacturer and Distributor.

On June 9, 1999, Vitamineralherb.com entered into a
manufacturing agreement with International Formulation and
Manufacturing, Inc. a privately held nutraceuticals
manufacturing firm, located in San Diego, California, USA.
International Formulation and Manufacturing had been a
contract manufacturer of vitamin, mineral, nutritional
supplement, and alternative health products for various
marketing organizations for approximately six years.   On
April 30, 2000, the assets of International Formulation were acquired by Ives Formulation Company, Inc., a newly
organized subsidiary of Ives Health Company, Inc..  Ives
Formulation is newly organized and incurred a net loss of
$265, 931 for the third quarter of 2,000.  Vitamineralherb
entered into a new manufacturing contract with Ives
Formulation on June 21, 2000.

Ives Formulation is a subsidiary of Ives Health Company,
Inc., an Oklahoma corporation established in February of 1999. Ives Health Company, Inc. is a publicly held corporation listed on the Over The Counter Bulletin Board under the symbol IVEH. As of September 30, 2000, Ives
Health Company, Inc. had total assets of $2,644,442, total liabilities of $2,484,615 and a net worth of $159,827. Ives
Health Company, Inc. had a net operating loss of $869,033 for the nine month period ended September 30, 2000 and has incurred losses from operations since its inception.

In addition to a line of standard products, Ives Formulation is able to manufacture custom blended products for customers. Ives Formulation also has the capability to supply privately labeled products for Xunantunich Inc.
customers at a minimal added cost. Vitamineralherb.com has just begun developing its vitamin marketing and distributorship business.

Implementation of the business plan.

Xunantunich Inc.'s business plan is to determine the feasibility of selling Vitamineralherb.com products to targeted markets. If we are able to sell 1,000,000 shares in this offering, we will conduct research into the various potential target markets during the next six to twelve months. If we are unable to sell this entire offering of 1,000,000 common shares, our ability to conduct research will be severely curtailed or we will be unable to conduct any research unless we are able to obtain funds from another source and we have no commitment from any such source.
Should Xunantunich Inc. determine that its business plan is feasible, it intends to employ salespeople to call on medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers to interest these professionals in selling to their clients high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products. These professionals would sell the products to their clients and order them through the Internet.

Milestones:

1.   Confirmation of Market.  Management of Xunantunich Inc.
     has already begun to implement the first stage of the business plan. We intend to retain Mr. Edward Best of dealbuzz.com Inc. to do a marketing survey of the Province of Alberta. Mr. Best recently completed a sampling of 200 potential clients in the boroughs of Brooklyn, Queens and the Bronx, New York City considered by many to be one of the hardest and most competitive markets in the world. The results were very encouraging. 38% of the 200 potential customers contacted responded positively. Mr. Best estimates that it will take some 30 days to complete his sampling of our market. Our cost will be $1,500. The cost of this first milestone will not be met unless we are able to sell at least 250,000 common shares, 25% of the maximum number of common shares being sold by us in this offering.

2. Establishment of an office. One administration office is planned for the whole province. Sales people would office in their own homes. The one office that we would establish would act as a coordinating and business office, looking after sales support, book keeping and payroll. We estimate that office space will cost in the neighborhood of $16 per square foot including taxes and insurance. We estimate that we will require about 1,000 square feet initially. We will be unable to obtain this milestone unless we are able to sell at least half of the common shares offered by us in this offering. If we are unable to raise sufficient funds for office space, we will consider other options such as having sales persons operating out of their homes, but we currently have no contingency plan for this.

3. Recruiting of sales people. We estimate that we will require two sales people to cover the Province of Alberta; one headquartered in the city of Calgary covering the south half of the province and the other in Edmonton, the Provincial Capitol. Sales people will be provided with a basic draw against commissions of $1,000 per month. Our plan is have them initially cover the two major cites, thereby keeping expenses to a minimum. From Calgary and Edmonton, the secondary cities of Red Deer, Lethbridge Peace River and
     Lloydminster will be covered. Rural Alberta with hundreds of small towns and villages will be pre-qualified by telephone and then paid a sales call.
     Cost of recruiting is estimated at $3,000. The sale of at least 500,000 common shares by us would raise approximately enough money to obtain this milestone.

4 Advertising. We envision advertising of our products and services as a very low-keyed approach. We believe that direct mail is the best and most cost effective method of reaching our potential clients. Due to the fact that we are targeting a fairly narrow segment of the population as potential retailers, a well-designed mail piece and cover letter with follow up by telephone should be adequate to introduce us to our potential clients. Design and production of a mailing piece is estimated at $7,000. If we are unable to sell the 1,000,000 common shares offered by us in this offering we would be unable to meet any advertising costs.

5. Generation of Revenues. Management of Xunantunich believes that a planned, slow-but-steady growth pattern will serve the organization in the best fashion. By keeping costs low and concentrating first on the major centers, we believe that we can generate revenues in a fairly short time. Initial order will provide a comparatively large purchase by the retailer. After that the distributors will order product as they require it. We believe that the initial surge of orders will provide enough cash flow to keep from using our working capital too rapidly and that we will be able to reach a break-even point or a small profit position before our capital is used up..

If the net proceeds received from this offering are not
enough to accomplish those things we will have to obtain
additional financing through an additional offering, bank
borrowing or through capital contributions by current
shareholders.  No commitments to provide additional funds
have been made by management or shareholders.  You cannot be sure that any additional funds will be available on terms
acceptable to Xunantunich Inc. or at all.   Xunantunich Inc.
expects to begin earning revenues shortly after a sales
force is in place but there can be no assurance of this.

Growth of the Internet and electronic commerce.

The Internet has become an increasingly significant medium for communication, information and commerce. According to NUA Internet Surveys, as of February 2000, there were approximately 275.5 million Internet users worldwide. At the IDC Internet Executive Forum held on September 28-29, 1999,
IDC stated that in 1999 US $109 billion in purchases were impacted by the Internet. IDC's vice president, Sean Kaldor, indicated that figure is expected to increase more than ten-fold over the next five years to US $1.3 trillion in 2003, with $842 million completed directly over the Web.
Xunantunich Inc. believes that this dramatic growth presents significant opportunities for online retailers.

We have assembled some of the available data regarding
Internet commerce that will be a portion of the information that is to be digested in order to complete our study as to feasibility.

Web Commerce:       1996      $2.6 billion
                    2000      $220 billion

Web Users:          1996      28 million
                    2000      175 million
  (Source: Ziff Davis)

   Nearly one trillion will be spent on Information Technology
(IT) in 2000, representing about 60 percent of all capital spending compared to just 10% of all capital spending in 1980.
  (Source: NUA)

Nearly half of US Internet users have purchased a product or service online.
 (Source: A. C. Nielsen-May 11, 2000)

Consumers who have used the Internet since 1995 spend an average of $ 388 per transaction while those who have been online for a year only spend an average of $ 187 per transaction. The equivalent figure for those who have been using the Internet since 1997 is $ 298.
 (Source: National Association of Business Economics)

An estimated 120 million Internet users, or 40 percent of the total number online, have already made an online purchase, according to a study from the Angus Reid Group.
Over 50 % of all online transactions were made in the USA.
US users made an average of 7 purchases in the three months before the survey, spending an average of $828. The worldwide average spent by an individual in the same period was less than $500.

75% of online shoppers in the US and Canada pay for e-commerce purchases by credit card. Direct bank drafts, bank transfers and cash on delivery are the other most favored payments methods. 93% of Internet shoppers around the world said they were "somewhat satisfied" or "extremely satisfied" with their online shopping experience.
 (Source: Angus Reid Group)

Internet advertising revenue more than doubled in 1999, coming to a year-end total of $ 4.62 billion.
 (Source: Internet Advertising Bureau [IAB])

AS OF MARCH, 2000 THERE WERE A WORLD-WIDE TOTAL OF
304,360,000 INTERNET CONNECTIONS.  THE BREAKDOWN IS AS
FOLLOWS:

          Africa               2,589,000
          Asia/Pacific        68,900,000
          Europe              83,350,000
          Middle East          1,900,000
          USA & Canada       136,860,000
          South Africa        10,740,000
 (Source: Various; Methodology - Compiled by: Nua Internet
Surveys)

Financial results from the first quarter of this year show that while Amazon nearly doubled its revenue, it sustained bigger losses than during the same period last year.
Despite this, sales were up 95 percent from USD294 million in 1999 to USD574 million in 2000.
 (Source: Reuters)

Global e-commerce will be worth 7.0 trillion dollars by 2004. 50% of global sales will come from the US.
 (Source: Forrester)

The vitamin, supplement, mineral and alternative health product market.

In recent years, a growing awareness of vitamins, herbs, and other dietary supplements by the general public has created a whole new segment in the field of medicine and health care products. According to Jupiter Communications, online sales of such products are expected to be US $434 million in the year 2003, up from $1 million in 1998. Xunantunich Inc.
believes that several factors are driving this growth, including a rapidly growing segment of the population that is concerned with aging and disease, a growing interest in preventative health care, favorable consumer attitudes toward alternative health products and a favorable regulatory statute, the Dietary Supplement Health and Education Act of 1994.

The removal of most, if not all import duties, under the NAFTA accord enables Xunantunich Inc. to import its goods without undue trouble or delay. Some of sources relied upon for product will undoubtedly be located in Canada and will be easily available to Canadian customers as well as being exported to the United States.

The electronic commerce industry is new, rapidly evolving and intensely competitive, and Xunantunich Inc. expects competition to intensify in the future. Barriers to entry are minimal and current and new competitors can launch sites at a relatively low cost. In addition, the vitamin supplement, mineral and alternative health product market is very competitive and highly fragmented, with no clear dominant leader and increasing public and commercial attention.

Xunantunich Inc.'s competitors can be divided into several groups including:

     - traditional vitamins, supplements, minerals and alternative health products retailers;
     - the online retail initiatives of several traditional vitamins, supplements, minerals and alternative health products retailers;
     - online retailers of pharmaceutical and other health-related products that also carry vitamins, supplements, minerals and alternative health products;
     - independent online retailers specializing in vitamins, supplements, minerals and alternative health products;
     - mail-order and catalog retailers of vitamins, supplements, minerals and alternative health products, some of which have already developed online retail outlets; and
     - direct sales organizations, retail drugstore chains, health food store merchants, mass market retail chains and various manufacturers of alternative health products.

Many of Xunantunich Inc.'s potential competitors have longer operating histories, larger customer or user base, greater brand recognition and significantly greater financial, marketing and other resources than we have. Even if we sell all of the 1,000,000 common shares being offered by us in this offering, we would only have a maximum of $50,000 in working capital and therefore would probably continue at a competitive advantage with respect to established companies.
In addition, an online retailer may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well-established and well-financed companies as use of the Internet and other electronic services increases.

Competitors have and may continue to have aggressive pricing policies and devote substantially more resources to website and systems development than Xunantunich Inc. does.
Increased competition may result in reduced operating margins and loss of market share.

Xunantunich Inc. believes that the principal competitive factors in its market are:

  -    ability to attract and retain customers;
  -    breadth of product selection;
  -    product pricing;
  -    ability to customize products and labeling;
  -    quality and responsiveness of customer service.

Xunantunich Inc. believes that it can compete favorably on these factors. However, we will have no control over how successful our competitors are in addressing these factors.
In addition, Xunantunich Inc. online competitors can duplicate many of the products or services offered on the Vitamineralherb.com site.

Xunantunich Inc. believes that traditional retailers of vitamins, supplements, minerals and other alternative health products face several challenges in succeeding:

     -    Lack of convenience and personalized service.
       Traditional retailers have
       limited store hours and locations. Traditional retailers are also unable to provide consumers with product advice tailored to their particular situation.
     - Limited product assortment. The capital and real estate intensive nature of store-based retailers limit the product selection that can be economically offered in each store location.
     - Lack of Customer Loyalty. Although the larger traditional retailers often attract customers, many of these customers are only one-time users. People are often attracted to the name brands, but find the products too expensive.
     - the multilevel structure of some marketing organizations mandates high prices.

As a result of the foregoing limitations, Xunantunich Inc.
believes there is significant unmet demand for a shopping channel like that of Vitamineralherb.com that can provide consumers of vitamins, supplements, minerals and other alternative health products with a broad array of products and a convenient and private shopping experience.

Xunantunich Inc. hopes to attract and retain consumers through the following key attributes of its business:

     - Broad Expandable Product Assortment. Xunantunich Inc.'s product selection is substantially larger than that offered by store-based retailers.
     - Low Product Prices. Product prices can be kept low due to volume purchases through Xunantunich Inc.'s affiliation with Vitamineralherb.com and other licensees. Our not having an inventory, warehouse space and need for limited administration will also make our prices lower.. All products are shipped from International Formulation and Manufacturing's inventory.
     - Accessibility to Customized Products. At minimal cost, health and fitness practitioners may offer their customers customized products.
     - Access to Personalized Programs. Health or fitness professional can tailor vitamin and dietary supplement regimes to their clients.

Regulatory Environment.

The manufacturing, processing, formulating, packaging, labeling and advertising of the products Xunantunich Inc.
sells in Canada are or may be subject to regulation by Health Canada which administers the Food and Drugs Act along with relevant regulation thereto. Regulated products include herbal remedies, natural health remedies, functional foods and nutraceuticals. Health Canada regulates the formulation, manufacture, labeling and distribution of foods, including dietary supplements, cosmetics and over-the-counter or homeopathic drugs. Under the Food and Drugs Act, a variety of enforcement actions are available to Health Canada against marketers of unapproved drugs or "adulterated" or "misbranded" products. These include: criminal prosecution;
injunctions to stop the sale of a company's products;
seizure of products; adverse publicity "voluntary" recalls and labeling changes.

The Consumer Packaging and Labeling Act, as administered by
Industry Canada, requires that certain information labeling be presented in a prescribed manner on all foods, drugs, dietary supplements and cosmetics. A product may be deemed an unapproved drug and "misbranded" if it bears improper claims or improper labeling.

The manufacturing, processing, formulating, packaging, labeling and advertising of the products Xunantunich Inc.
sells may also be subject to regulation by one or more U.S.
federal agencies, including the Food and Drug
Administration, the Federal Trade Commission, the United
States Department of Agriculture and the Environmental
Protection Agency. These activities also may be regulated by various agencies of the states, localities and foreign countries in which consumers reside.

The Food and Drug Administration, in particular, regulates the formulation, manufacture, labeling and distribution of foods, including dietary supplements, cosmetics and over-the-counter or homeopathic drugs.

Food and Drug Administration regulations require that certain informational labeling be presented in a prescribed manner on all foods, drugs, dietary supplements and cosmetics.

The Food and Drug Administration has indicated that claims or statements made on a company's website about dietary supplements may constitute "labeling" and thus be subject to regulation by the Food and Drug Administration.

It is possible that the statements presented in connection with product descriptions on Xunantunich Inc.'s site may be determined by the Food and Drug Administration to be drug claims rather than nutritional statements. Some of Xunantunich Inc.'s suppliers may incorporate objectionable statements directly in their product names or on their products' labels, or otherwise fail to comply with applicable manufacturing, labeling and registration requirements for over-the-counter or homeopathic drugs or dietary supplements. As a result, Vitamineralherb.com may have to remove or modify some statements, products or labeling from its website.

Xunantunich Inc. cannot predict the nature of any future
Canadian or U.S. laws and regulations nor can it determine what effect additional governmental regulations or administrative orders would have on our business in the future. Although the regulation of dietary supplements is less restrictive than that of drugs and food additives
Xunantunich Inc. cannot assure you that the current statutory scheme and regulations applicable to dietary supplements will remain less restrictive.

Any laws, regulations, enforcement policies, interpretations or applications applicable to Xunantunich Inc.'s business could require the reformulation of certain products to meet new standards, the recall or dropping of certain products, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling.

Regulation of the Internet.

In general, existing laws and regulations apply to the Internet. The precise applicability of these laws and regulations to the Internet is sometimes uncertain. The vast majority of such laws were adopted prior to the Internet and do not address the unique issues of the Internet or electronic commerce.

Numerous federal and state government agencies have already demonstrated significant activity in promoting consumer protection on the Internet. Due to the increasing use of the Internet as a medium for commerce and communication, it is possible that new laws and regulations could be passed with respect to the Internet. These new laws and regulations could cover issues such as user privacy, freedom of expression, advertising, pricing, content and quality of products and services, taxation, intellectual property rights and information security. The adoption of such laws or regulations and the applicability of existing laws and regulations to the Internet may slow the growth of Internet use and result in a decline in Xunantunich Inc.'s sales.

A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet, and some states have taken measures to tax Internet-related activities. Although
Congress recently placed a three-year moratorium on new state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium.
Once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may substantially impair growth and, as a result have a negative affect on our business.

Employees.

Xunantunich Inc. is a development stage company and currently has no employees. Xunantunich Inc. is currently managed by Mark, Florence, Michael and Grant Cramer, its officers and directors. Xunantunich Inc. looks to the Cramers for their management and financial skills and talents. For a complete discussion of the Cramer family's experience, please see "Directors and Executive Officers."
Management plans to use consultants, attorneys and accountants as necessary and does not plan to engage any full-time employees in the near future other than sales people to set up accounts.


Available Information and Reports to Securities Holders.

Xunantunich Inc. has filed with the Securities and Exchange
Commission a registration statement on Form SB-2 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Xunantunich Inc. and its common stock, see the registration statement and the exhibits and schedules thereto. Any document Xunantunich Inc. files may be read and copied at the Commission's Public Reference Room located at 450 Fifth Street N.W., Washington D.C. 20549.
Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Xunantunich
Inc.'s filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

Upon completion of this offering, Xunantunich Inc. will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the website of the Commission referred to above.

Forward looking statements.

You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify these forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements for many reasons.


Management's Discussion and Analysis Or Plan Of Operation.

Upon the completion of all or part of the sale of shares contained in this offering, Xunantunich Inc. intends to proceed as quickly as possible to do an in-depth feasibility study and if and when that study proves the project to be feasible, hire one or more sales representatives to present its service to potential customers. Geography is an obstacle that must be dealt with. The Province of Alberta is very large, making adequate coverage by one salesperson virtually impossible. A minimum of two representatives will be necessary. After opening accounts, these representatives will be necessary to service existing customers. Research has indicated that this servicing or detailing of already established accounts results in larger increases in reorders of product.

Estimated expenses for the next twelve months are as
follows:
                                             US dollars     Cdn.dollars
Two sales persons (draw against commissions)
     @ $1000 per month*                        $ 36,000     $ 54,000
     Administration                            $ 12,000     $ 18,000
     Employee benefits                         $ 16,000     $ 24,000
     Office rent                               $ 12,000     $ 18,000
     Office supplies ( including furniture)    $ 10,000     $ 15,000
     Development stage costs
     (including recruiting costs)              $  1,000     $  1,000
     Website maintenance                       $    500     $    750
     Contingency (10%)                         $  8,750     $ 13,125

Total first year expenses                      $ 96,250     $144,375

* All figures shown are in United States and Canadian dollars. A conversion rate of 1.5 was used.

If the maximum proposed offering proceeds are not received, operations would be scaled down. One sales person would be hired instead of two; administration would be handled by an officer and director at no cost. The same officer and director would supply office space during the start-up process. Growth would be much slower and Xunantunich Inc.
would not be able to rent office space and hire administrative help until sales volumes and gross profits were large enough. If less than half of our anticipated net proceeds are received from this offering, management would be forced to decide whether or not to proceed with the business and either delay starting or cancel the project completely.


Description of property.

Xunantunich Inc. maintains a mailing address at the office of one of its shareholders, but otherwise does not maintain an office. We pay no rent and own no real estate.

Certain Relationships and Related Transactions

Prior to the date of this registration statement Xunantunich issued to ten individuals a total of 2,000,000 shares of common stock in consideration of acquiring the rights to manufacture and market an oxygen-enhanced product for use in aquaculture, fish and poultry farming and the bioremediation of waste ponds and lagoons in the states of Arizona and Nevada. Mortenson acquired these rights from the inventors of the product, N.W. Technologies Inc. under a distribution agreement.

In December, 1999 N.W. Technologies unilaterally canceled its contract and distribution agreement with David R.
Mortenson and Associates. Mortenson and several of the concerns that have an interest in the technology through distribution agreements with Mortenson, have filed suit in Harris County court, Texas against N.W. Technologies Inc, its officers and directors and several other individuals and concerns involved with the cancellation and withdrawal.

Xunantunich is not withdrawing from its from its agreement with Mortenson for the distribution and manufacture of the oxygen-enhanced products, nor has it any intention of doing so at the present time. All obligations under that agreement have been suspended until the lawsuit is resolved.

In order to avoid litigation with Xunantunich and to protect our shareholders Mortenson granted a distribution territory for an Internet based vitamin and health supplement company.
The company, Vitamineralherb.com, is located San Diego,
California. There was no charge for this distribution territory that is for the Province of Alberta, Canada.


Market for common equity and related stockholder matters.

Xunantunich Inc. is a development stage company that is still in the beginning stages of implementing its business plan. No market currently exists for the common stock.
Upon completion of all or part of the offering of common shares contained in this registration statement, it is the intention of Xunantunich Inc. to apply for a trading symbol and a listing to have its shares quoted on the Over-the-
Counter Bulletin Board. There can be no assurance that any part of this offering will be subscribed to and if all or part of the offering is subscribed to, that the request of Xunantunich Inc. to have the price of its stock quoted on the Over-the-Counter Bulletin Board will be granted. You should take all of the above facts into consideration before making a decision to purchase any amount of Xunantunich Inc.
stock.


Executive compensation.

No officer or director of Xunantunich Inc. has received any remuneration. Although there is no current plan in existence, it is possible that Xunantunich Inc. will adopt a plan to pay or accrue compensation to its officers and directors for services related to the implementation of the business plan. See "Certain Relationships and Related
Transactions". Xunantunich Inc. has no stock option, retirement, pension or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future.


                      XUNANTUNICH, INC.

              (A DEVELOPMENT STAGE ENTERPRISE)






                INTERIM FINANCIAL STATEMENTS
                  (PREPARED BY MANAGEMENT)

       AS AT  NOVEMBER 30, 2000 AND DECEMBER 31, 1999




                      XUNANTUNICH INC.

                       BALANCE SHEETS
        AS AT NOVEMBER 30, 2000 AND DECEMBER 31, 1999
                  (PREPARED BY MANAGEMENT)

                                   NOVEMBER          DECEMBER
                                   30, 2000          31,1999
                                   UNAUDITED         AUDITED

                           ASSETS

CURRENT ASSETS:
     CASH                               117             0

TOTAL CURRENT ASSETS                    117             0

OTHER ASSETS

     LICENSE RIGHTS                   2,000             2,000

TOTAL ASSETS                          2,117             2,000

            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:                      0                0

TOTAL CURRENT LIABILITIES                 0                0

STOCKHOLDERS' EQUITY:
     Common stock, $0.001 par
     Value; 100,000,000 shares
     Authorized, and 5,100,000 (5,000,000)
     Shares Issued and outstanding   2,600             2,500

     ADDITIONAL PAID-IN CAPITAL     11,934                34

     (DEFICIT ACCUMULATED DURING
     THE DEVELOPMENT STAGE)        (12,417)             (534)

TOTAL STOCKHOLDERS' EQUITY           2,117             2,000

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                  2117             2,000



                      XUNANTUNICH INC.

                   STATEMENT OF OPERATIONS
  FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2000 AND FOR THE
                           PERIOD
       APRIL 2, 1999 (INCEPTION) TO DECEMBER, 31, 1999
                  (PREPARED BY MANAGEMENT)

                                   SEPTEMBER      DECEMBER
                                   30, 2000       31, 1999
                                   UNAUDITED      AUDITED

REVENUES:                          $   0         $     0

OPERATING EXPENSES:

     FEES                              0             165
     TAXES AND LICENSES                0             320
     OFFICE EXPENSE                  383              49
     LEGAL AND ACCOUNTING FEES    10,000               0
     CONSULTING FEES               1,500               0

TOTAL OPERATING EXPENSES          11,883             534

NET (LOSS) FOR THE PERIOD        (11,883)           (534)
 NET (LOSS) PER SHARE         $    (0.00)   $      (0.00)


WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING       5,100,000        5,000,000













                     XUNANUTUNICH, INC.

                   STATEMENT OF CASH FLOWS
   FOR THE ELEVEN MONTHS ENDING NOVEMBER 30, 2000 AND THE
                           PERIOD
     APRIL 2, 1999 (INCEPTION) THROUGH DECEMBER 31, 2000
                  (PREPARED BY MANAGEMENT)


                                        NOVEMBER     DECEMBER
                                        30, 2000     31, 1999
                                        UNAUDITED    AUDITED
CASH FLOWS FROM (TO)
OPERATING ACTIVITIES:

     NET INCOME (LOSS)           $     (11,883)        $ (534)


CASH FLOWS FROM (TO)
INVESTING ACTIVITIES:

     PURCHASE OF LICENSE RIGHTS              0         (2,000)


CASH FLOWS FROM (TO)
FINANCING ACTIVITIES:


     ISSUANCE OF COMMON STOCK           12,000           2,534


NET INCREASE (DECREASE) IN CASH            117               0


CASH, BEGINNING OF PERIOD                    0               0


CASH, END OF PERIOD              $         117          $    0


           NOTES TO UNAUDITED FINANCIAL STATEMENTS
                         (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with US Securities and Exchange Commission
("SEC") requirements for interim financial statements.
Therefore, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The financial statements should be read in conjunction with the year ended
December 31, 1999 financial statements of Xunantunich Inc.
("Registrant") included in the Form SB-2 filed with the SEC by the Registrant.

The results of operations for the interim period shown in this report are not necessarily indicative of the results to be expected for the full year. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operation. All such adjustments are of a normal recurring nature.

























                      XUNANTUNICH, INC.

                (A Development Stage Enterprise)






                          AUDIT REPORT

                       December 31, 1999












                    Janet Loss, C.P.A., P.C.
                 Certified Public Accountant
              1777 S. Harrison Street, Suite 2100
                     Denver, Colorado 80210






                       XUNANTUNICH, INC.
                (A Development Stage Enterprise)

                INDEX TO FINANCIAL STATEMENTS


                       TABLE OF CONTENTS



ITEM                                                        PAGE

Report of Certified Public Accountant..................       34


Balance Sheet, December 31, 1999 .........................    35

Statement of Operations, for the
Period April 2, 1999 (Inception)
Through December 31, 1999.................................    36

Statement of Stockholders' Equity
(Deficit), April 2, 1999 (Inception)
Through December 31, 1999.................................    37

Statement of Cash Flows for the
Period From April 2, 1999 (Inception)
Through December 31, 1999 ................................    38

Notes to Financial Statements........................... 39 & 40














                  Janet Loss, C.P.A., P.C.
                 Certified Public Accountant
             1777 S. Harrison Street, Suite 2100
                   Denver, Colorado 80210
                       (303) 782-0878

                INDEPENDENT AUDITOR'S REPORT

Board of Directors
Xunantunich, Inc.
21112 123rd Avenue
Maple Ridge, British Columbia V2X4B4
Canada

I have audited the accompanying Balance Sheet of Xunantunich, Inc. (A Development Stage Enterprise) as of
December 31, 1999 and the Statements of Operations,
Stockholders' Equity, and Cash Flows for the period April 2,
1999 (Inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

My audit was made in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for our opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xunantunich, Inc.(a development stage enterprise) as of December 31, 1999, and the results of its operations and changes in its cash flows for the period from April 2, 1999 (Inception) through December 31, 1999, in conformity with generally accepted accounting principles.

/S/Janet Loss, C.P.A., P.C.
Janet Loss, C.P.A., P.C.
February 29, 2000







                      XUNANTUNICH, INC.
               (A DEVELOPMENT STAGE ENTERPRISE)
                        BALANCE SHEET
                      December 31, 1999

                           ASSETS

CURRENT ASSETS                                   $0

OTHER ASSETS:
    License Rights                                0
TOTAL ASSETS                                      0

            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

TOTAL CURRENT LIABILITIES                         0
STOCKHOLDERS' EQUITY:
     common stock, $0.001 par value;
     100,000,000 shares Authorized, and
     5,000,000 shares Issued and outstanding  2,500

     Additional Paid-In Capital                  34

     Deemed Dividend re: Purchase of
     License Rights                          (2,000)
     Deficit accumulated during
     the development stage                     (534)

     Total Stockholders' Equity (Deficit)         0


TOTAL LIABILITY AND STOCKHOLDERS' EQUITY         $0





The accompanying notes are an integral part of the financial statements.


                      XUNANTUNICH INC.
              (A Development Stage Enterprise)

                   STATEMENT OF OPERATIONS
          For the Period April 2, 1999 (Inception)
For the Period April 2, 1999 (Inception)Through December 31,
                            1999
                  Through December 31, 1999

REVENUES:                                        $    0


OPERATING EXPENSES:

  Fees                                           $  165
  Taxes and Licenses                                320
  Office Expenses                                    49

     TOTAL OPERATING EXPENSES                       534


  NET    (LOSS)                                  $( 534)



NET  (LOSS) PER SHARE                          $(0.0000)


Weighted Average Number of
Common Shares Outstanding                      5,000,000









The accompanying notes are an integral part of the financial statements.
                      XUNANTUNICH INC.
              (a Development Stage Enterprise)

         STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
   For the Period April 2, 1999 through December 31, 1999


TABLE>

                       Common                          (Deficit)
                       stock      Common   Additional  Accumulated  Total
                     Number of     Stock               During the   Stockholder
                       Shares     Amount    Paid- in   Development  Equity
                                            Capital    Stage

April 2, 1999
Issuance of
common stock for     500,000     500        34          0           534
Cash



April 2, 1999
Issuance of          2,000,000   2,000       0          0           2,000
common  Stock For
License Rights



Issuance of common
stock                 0          0           0          (2,000)     (2,000)
For Deemed Dividend


November 24, 1999
Issuance of common
stock                2,500,000   0           0           0           0
For 2 - 1 Split


Deficit for the
Period From
May 27, 1999
(Inception)          0           0           0           (534)       (534)
Through December 31,
1999



Balance December 31, 5,000,000   2,500       34          (2,534)      0
1999






                              The Accompanying Notes Are An
Integral Part Of These Financial Statements



                      XUNANTUNICH INC.
              (A Development Stage Enterprise)

                   STATEMENT OF CASH FLOWS
          For the Period April 2, 1999 (Inception)
    Through December 31, 1999For the Period April 2, 1999
                         (Inception)

                  Through December 31, 1999


CASH FLOWS FROM (TO) OPERATING
ACTIVITIES:

  Net     Income    (Loss)                                 $(534)


CASH FLOWS FROM INVESTING ACTIVITIES:



CASH FLOWS FROM (TO) FINANCING ACTIVITIES:

  Issuance of Common stocks                                2,534
  Deemed Dividend re: License Rights                      (2,000)


Increase (Decrease) in Cash                        $           0

CASH, BEGINNING OF PERIOD                                      0

CASH, END OF PERIOD                                $           0




The accompanying notes are an integral part of the financial statements.



                      XUNANTUNICH, INC.
              (A Development Stage Enterprise)

                NOTES TO FINANCIAL STATEMENTS
                      December 31, 1999

NOTE I - ORGANIZATION AND HISTORY

The Company is a Nevada Corporation and the Company has been in the development stage since its formation on April 2, 1999.

The Company's only activities have been organizational, directed at acquiring its principle assets, raising its initial capital and developing its business plan.

On April 2, 1999, Xunantunich Inc. issued 500,000 shares of common stock to the officers and directors as founders' shares in return for the time, effort and expenditures to organize and form the corporation. On April 28, 1999 Xunantunich Inc. issued 2,000,000 shares of common stock at a price of $0.001 per share in return for the water treatment rights for the states of Arizona and Nevada and the development of the business plan. These shares were issued pursuant to Rule 504 of Regulation D.

On November 24, 1999 all 2,500,000 shares of common stock of Xunantunich Inc. were purchased by the present shareholders.
They immediately effected a two - to - one forward split for a total of 5,000,000 issued and outstanding shares

NOTE II - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DEVELOPMENT STAGE ACTIVITIES
The Company   has  been  in  the  development  stage   since
     inception.

ACCOUNTING METHOD
The Company records income and expenses on the accrual method.


CASH AND CASH EQUIVALENTS
Cash and cash equivalents includes cash on hand, cash on deposit, and highly liquid investments with maturities generally of three months or less. At December 31, 1999, there are no cash equivalents.





YEAR END
The Company has elected to have a fiscal year ended December 31.

USE OF ESTIMATES
The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of financial statements, as Ill as revenues and expenses reported for the periods presented. The Company regularly assesses these estimates and, while actual results may differ management believes that the estimates are reasonable.


NOTE III - RELATED PARTY TRANACTIONS

Dorothy Mortenson is the wife of David R. Mortenson. She is the original incorporator of the Company and served as Corporate Secretary until January 17, 2000 when her shares were purchased by present management. David R. Mortenson is a principal in both David R. Mortenson and Associates and VitaMineralHerb.com.

The Company has entered into an agreement made effective July 1, 1999 with David R. Mortenson & Associates (Grantor) to receive the rights to distribute the water treatment products developed by NW Technologies, Inc. for the State of Pennsylvania. Minimum purchase requirements were $125,000 the first year and $175,000 the second year.

On July 6, 1999 the Company filed a Form D pursuant to
Section 3(b) of the Securities Act of 1933 and Rule 504 promulgated thereunder, with the Securities and Exchange Commission registering the issuance of 200,000 shares of common stock to each of the ten general partners of David R. Mortenson and Associates, a Texas general Partnership. The shares were issued at a price of $0.001 per share being the par value per share for a total of $2,000 in exchange for the water remediation license. The water remediation license is recorded a cost of $NIL, being the original cost of the license to David R. Mortenson and Associates. The difference between the issue price of the shares and the cost of the license is recorded as a deemed dividend.

 The agreement with David R. Mortenson & Associates was entered into by previous management.



NOTE IV - SUBSEQUENT  EVENTS

In December, 1999 N.W. Technologies, Inc. unilaterally cancelled its contract with David Mortenson & Associates. Early in the year 2000 David Mortenson & Associates laid suit against N.W. Technologies, Inc. in Harris County Court, Texas.

In the opinion of management, the Company has no direct or indirect interest in the Texas lawsuit

In a letter dated  January 5, 2000 David Mortenson &
Associates suspended all present and future payments under the License Agreement until their dispute with N.W.
Technologies is resolved.

Due to the dispute regarding the water remediation license, David R. Mortenson and Associates gave and additional license to the Company on January 20, 2000. The license is to distribute vitamins, minerals, herbs and other health products and supplements via the Internet. The license calls for a 10% add-on for all products purchased and an annual $500 website maintenance fee. The effective date of the License Agreement was January 3, 2000. The license is for an initial three years from the effective date and is automatically renewable unless either party to the license agreement gives ninety days written notice of non-renewal prior to expiration date. No amounts have been recorded in these financial statements regarding the granting of the license.

Dorothy Mortenson is the wife of David R. Mortenson. She is an original incorporator of the Company and served as Corporate Secretary until January 17, 2000 when her shares were purchased by present management. David R. Mortenson is a principal in both David Mortenson & Associates and VitaMineralHerb.com. Neither Mr. nor Mrs. Mortenson own or have owned any of the Company's securities since January 17, 2000. Outside of his association with VitaMineralHerb.com, Mr. Mortenson has no connection with Paragon Polaris. As a result, management considers that he is at arms length with the Company.

To date Xunantunich Inc. has spent a total of $12,500, including $ 9,000 legal and preparation fees for the registration statement; $1,500 in accounting fees; $1,500 in Consulting (Edgar Filing Fees) and $500 miscellaneous office expenses. These costs are all expensed as they occurred.
Changes in and Disagreements with Accountants on Accounting and Financial disclosure.

There have been no changes in and/or disagreements with Janet Loss, C.P.A., P.C. on accounting and financial disclosure matters.



PART II - Information Not Required in Prospectus

Item 24.   Indemnification of directors and officers.

Pursuant to Nevada law, a corporation may indemnify a person who is a party or threatened to be made a party to an action, suit or proceeding by reason of the fact that he or she is an officer, director, employee or agent of the corporation, against such person's costs and expenses incurred in connection with such action so long as he/she has acted in good faith and in a manner which he/she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in the case of criminal actions, had no reasonable cause to believe his or her conduct was unlawful. Nevada law requires a corporation to indemnify any such person who is successful on the merits or defense of such action against costs and expenses actually and reasonably incurred in connection with the action.

The bylaws of Xunantunich Inc. filed as Exhibit 3.2, provide that Xunantunich Inc. will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Xunantunich Inc., absent a finding of negligence or misconduct in office. The Bylaws also permit Xunantunich Inc. to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not Xunantunich Inc. has the power to indemnify such person against liability for any of those acts.


Item 25.   Other expenses of issuance and distribution.

Expenses incurred or (expected) relating to this
Registration Statement and distribution are as follows:
          Legal fees                     $ 9,500.00
          Accounting                       1,500.00
          (Edgar filing and Printing)      4,000.00

TOTAL                                    $15,000.00

To date Xunantunich Inc. has spent a total of $12,500 for office expenses and legal and accounting fees.


Item 26.   Recent sales of unregistered securities.

Set forth below is information regarding the issuance and sales of Xunantunich Inc. securities without registration since its formation. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

On April 2, 1999, Xunantunich Inc. issued 500,000 shares of common stock to the officers and directors as founders' shares in return for the time, effort and expenditures to organize and form the corporation. On April 28, 1999 Xunantunich Inc. issued 200,000 shares of common stock each to ten individuals for a total of 2,000,000 shares in return for the water treatment rights for the states of Arizona and Nevada and the development of the business plan. These securities were issued in reliance upon the exemption contained in Section 4(2) of the Securities Act of 1933 and in reliance upon Regulation S. These securities were issued to the promoters of the company, bear a restrictive legend and were issued solely to citizens of Canada. In addition, the 200,000 shares issued for the water treatment rights were issued in reliance on Section 3(b) of the Securities Act of 1933 and Rule 504 of regulation D promulgated thereunder.

On August 17, 1999, the Board of Directors of Xunantunich
Inc. filed an amendment to its Articles of Incorporation with the state of Nevada increasing the authorized capital to 100,000,000 shares of common stock.

On November 24, 1999 all 2,500,000 shares of common stock of Xunantunich Inc. were purchased by the present shareholders.
They immediately effected a two - to - one forward split for a total of 5,000,000 issued and outstanding shares

On April 30, 2000 100,000 shares of common stock at a price of $0.10 per share were issued for cash. This capital was spent on preparation and amending this registrations statement and updating of financial statements.


Item 27.   Exhibits.

The following exhibits are filed as part of this Registration Statement;

          Exhibit
          Number         Description

           3.1  Articles of Incorporation*
           3.2  Bylaws*
           5.1  Opinion re: Legality
           10.1 License Agreement*
           10.2 Assignment of License Agreement*
           10.3 License Agreement-Water*
           23.1 Consent of Independent Auditors
           23.2 Consent of Counsel (See Exhibit 5.1)


               * Previously filed




               Item 28.   Undertakings

               The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a)  To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

     (c) To include any additional or changed material information to the plan of distribution.

          2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

                  3) file a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

5) For determining any liability under the Securities Act to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered and the offering of the securities at that time as the initial bona fide Offering of those Securities.
Signatures
                         Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prince George, Province of British Columbia, Canada

On February 20, 2001

(Registrant)    Xunantunich Inc.

By: /S/ Mark Cramer
       Mark Cramer, President.

               In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

By: /S/ Mark Cramer
     Mark Cramer, President
Date: February 20, 2001

By: /S/ Florence Cramer
       Florence Cramer, Secretary/Treasurer
Date: February 20, 2001

By: /S/ Michael Cramer
       Michael Cramer, Vice President
Date: February 20, 2001

By: /S/ Grant Cramer
       Grant Cramer, Director
Date: February 20, 2001



















                         EXHIBIT 5.1









                    OPINION RE: LEGALITY

                    ARTHUR J. FROST, LTD.
                    Arthur J. Frost, Esq.
                  7549 W. Heatherbrae Drive
                   Phoenix, Arizona 85033
                       (623) 849-2050
                  (623) 873-1799 Facsimile


February 20, 2001

Xunantunich Inc.
3E - 2775 Fir Street,
Vancouver, BC V6K 1P1
Canada

Re: Xunanunich Inc. Registration Statement on Form SB-2

Ladies and Gentlemen:

I have acted as counsel for Xunantunich Inc., a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form SB-2 (the
"Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the
Securities Act of 1933, as amended (the "Act"), relating to the public offering (the "Offering") of up to 1,510,000 shares (the "shares") of the Company's common stock, $.001 par value (the "common stock").

In rendering the opinion set forth below, I have reviewed
(a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, I have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.


     Based on the foregoing, we are of the opinion that all issued shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada. (Chapter 78A of the Nevada Revised Statutes)


   We are also of the opinion that if and when the registration statement should become effective, all shares sold to the public through the use of the registration statement and the prospectus contained therein, will be validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada. (Chapter 78A of the Nevada Revised Statutes)



I hereby consent to the use of this opinion as an Exhibit to the Registration Statement

Very truly yours,

/s/  Arthur J. Frost
Arthur J. Frost












                        EXHIBIT 23.1





               CONSENT OF INDEPENDENT AUDITORS





                    Janet Loss, C.P.A., P.C.
                   Certified Public Accountant
                         1780S. Bellaire
                            Suite 500
                        Denver, CO 80210


     The Board of Directors
     XUNANTUNICH, INC.
     3E - 2775 Fir Street
     Vancouver, BC V6K 1P1 Canada

     Dear Sirs:

     This letter will authorize you to include the Audit of your company dated December 31,1999 and the Audit Report dated February 29, 2000 in the Registration Statement currently under review with the Securities and Exchange Commission.


     Yours Truly,

     S/S   Janet Loss, C.P.A., P.C.
           Janet Loss, C.P.A., P.C.

     December 28, 2000